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                 [Letterhead of Whitman Breed Abbott & Morgan]


                                               May 15, 1996


NAI Technologies Inc.
2405 Trade Centre Avenue
Longmont, Colorado  80503-7602

                Re:  Securities of NAI Technologies, Inc.

Gentlemen:

           We refer to the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by NAI Technologies Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers an aggregate of up to (i) $8,342,000 principal amount of 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") of the Company by the holders thereof (the "Noteholders"), (ii) Warrants to Purchase Common Stock (the "Warrants") of the Company by the holders thereof (the "Warrantholders"), and (iii) an aggregate of 8,904,336 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company by the holders thereof (the "Shareholders"), consisting of (1) 4,171,000 shares of Common Stock which may be issued upon the conversion of the Notes (the "Noteholders' Shares"), (2) 4,119,700 shares of Common Stock which may be issued upon the exercise of the Warrants (the "Warrantholders' Shares"), (3) 250,000 shares of Common Stock of the Company previously issued to The Bank of New York and Chemical Bank (the "Bank Lenders") pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 1995, as amended to date (the "Credit Agreement"), by and between the Company and the Bank Lenders (the "Bank Lenders' Shares"), and (4) 363,636 shares of Common Stock of the Company previously issued to Active Investors II Ltd. ("Active Investors") pursuant to that certain Common Stock Purchase Agreement, dated as of November 3, 1994 (the "Stock Purchase Agreement"), by and between the Company and Active ("Active's Shares").

           We are attorneys admitted to practice in the State of New York and we are not, and do not purport to be, experts in the law of any other jurisdiction other than Federal law. The opinions set forth in this opinion letter are limited to the law of the State of New York and Federal law.

           We have examined the original, or a photostatic or certified copy, of such records of the Company, certificates of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

           Based upon our examination mentioned above, subject the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Notes issued and



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sold by the Company to the Noteholders were duly authorized for issuance and are validly issued and are binding obligations of the Company, (ii) the Warrants issued and sold by the Company to the Warrantholders were duly authorized for issuance and are validly issued, (iii) the Noteholders' Shares were duly authorized for issuance and are presently reserved for issuance upon conversion of the Notes and upon issuance in accordance with the terms thereof will be validly issued, fully paid and non-assessable, (iv) the Warrantholders' Shares were duly authorized for issuance and are presently reserved for issuance upon exercise of the Warrants and upon issuance in accordance with the terms thereof will be validly issued, fully paid and non-assessable, (v) the Bank Lenders' Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable and (vi) Active's Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

           We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                              Very truly yours,

                                              WHITMAN BREED ABBOTT & MORGAN

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